                                                                   Exhibit 12(b)


            Joseph E. Seagram & Sons, Inc. and Subsidiary Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)


                                                Nine Months Ended   Fiscal Year Ended
                                                    March 31,           June 30,
                                                -----------------   -----------------
                                                  2000      1999      1999       1998
                                                 -----     -----     -----      -----

Income (loss) from continuing operations,
   before tax                                    $  46     $  19     $ (17)     $  17
Add:
   Dividends from equity companies                   1         1         1          2
   Fixed charges                                   394       226       349        182
   Interest capitalized, net of amortization      --        --        --         --
                                                 -----     -----     -----      -----
Earnings available for fixed charges             $ 441     $ 246     $ 333      $ 201
                                                 =====     =====     =====      =====

Fixed charges:
   Interest expense                              $ 386     $ 217     $ 339      $ 170
   Portion of rent expense deemed to
     represent interest factor                       8         9        10         12
                                                 -----     -----     -----      -----
Fixed charges                                    $ 394     $ 226     $ 349      $ 182
                                                 =====     =====     =====      =====

Ratio of earnings to fixed charges                1.12      1.09       (a)       1.10
                                                 =====     =====     =====      =====

(a) Fixed charges exceeded earnings by $16 million for the year ended June 30, 1999.